Weyerhaeuser Company and Subsidiaries

EXHIBIT 12 – Computation of Ratios of Earnings to Fixed Charges

Weyerhaeuser Company and Subsidiaries
Computation of Ratios of Earnings to Fixed Charges
(Dollar amounts in thousands)

	2002	2001	2000	1999	1998

Available earnings:
Earnings before interest expense, amortization of debt expense, income taxes and cumulative effect of a change in an accounting principle	$1,195,485	$1,006,969	$1,677,577	$1,276,905	$756,715
Add interest portion of rental expense	54,218	45,655	42,063	27,515	23,698

Available earnings before cumulative effect of a change in an accounting principle	$1,249,703	$1,052,624	$1,719,640	$1,304,420	$780,413

Fixed charges:
Interest expense incurred:
Weyerhaeuser Company and subsidiaries excluding Weyerhaeuser Real Estate Company and other related subsidiaries	$797,071	$353,365	$352,341	$274,599	$260,014
Weyerhaeuser Real Estate Company and other related subsidiaries	52,926	68,887	83,556	74,436	81,857

Subtotal	849,997	422,252	435,897	349,035	341,871
Less intercompany interest	(800)	(924)	(568)	(2,230)	(13,753)

Total interest expense incurred	849,197	421,328	435,329	346,805	328,118

Amortization of debt expense	24,124	4,642	3,331	3,957	3,595

Rental expense:
Weyerhaeuser Company and subsidiaries excluding Weyerhaeuser Real Estate Company and other related subsidiaries	152,243	128,082	117,307	74,918	65,508
Weyerhaeuser Real Estate Company and other related subsidiaries	10,410	8,883	8,882	7,627	5,586

	162,653	136,965	126,189	82,545	71,094

Interest portion of rental expense	54,218	45,655	42,063	27,515	23,698

Total fixed charges	$927,539	$471,625	$480,723	$378,277	$355,411

Ratio of earnings to fixed charges	1.35x	2.23x	3.58x	3.45x	2.20x

Weyerhaeuser Company with its Weyerhaeuser Real Estate Company and Other Related Subsidiaries
 Accounted for on the Equity Method, but Excluding the Undistributed Earnings of Those Subsidiaries
 Computation of Ratios of Earnings to Fixed Charges
 (Dollar amounts in thousands)

	2002	2001	2000	1999	1998

Available earnings:
Earnings before interest expense, amortization of debt expense, income taxes and cumulative effect of a change in an accounting principle	$1,141,706	$854,436	$1,658,343	$1,232,822	$719,026
Add interest portion of rental expense	50,748	42,694	39,102	24,973	21,836

	1,192,454	897,130	1,697,445	1,257,795	740,862

Deduct undistributed earnings of equity affiliates	(4,517)	(29,781)	(24,021)	(20,456)	(29,893)

Deduct undistributed earnings before income taxes of Weyerhaeuser Real Estate Company and other related subsidiaries:
Deduct pretax earnings	(335,911)	(264,648)	(259,449)	(189,885)	(124,422)
Add back dividends paid to Weyerhaeuser Company	170,000	30,000	—	100,000	190,000

Undistributed earnings	(165,911)	(234,648)	(259,449)	(89,885)	65,578

Available earnings before cumulative effect of a change in an accounting principle	$1,022,026	$632,701	$1,413,975	$1,147,454	$776,547

Fixed charges:
Interest expense incurred	$797,071	$353,365	$352,341	$274,599	$260,014
Amortization of debt expense	24,124	4,642	3,331	3,957	3,595
Interest portion of rental expense	50,748	42,694	39,102	24,973	21,836

Total fixed charges	$871,943	$400,701	$394,774	$303,529	$285,445

Ratio of earnings to fixed charges	1.17x	1.58x	3.58x	3.78x	2.72x